EXHIBIT 8.1
[Venable LLP Letterhead]
June 6, 2008
Carey Watermark Investors Incorporated
207 E. Westminster
Suite 200
Lake Forest, IL 60045
Ladies and Gentlemen:
     We have acted as your special tax counsel in connection with the issuance of the common stock of Carey Watermark Investors Incorporated (the “Company”) pursuant to the initial Registration Statement on Form S-11 filed by the Company with the Securities and Exchange Commission of the United States on March 26, 2008, as amended by Pre-Effective Amendment No. 1 to be filed on or about June 6, 2008 (the “Registration Statement”).
     In rendering this opinion, we have examined and relied on the following documents:
     1. Articles of Amendment and Restatement of the Company;
     2. Bylaws of the Company;
     3. Agreement of Limited Partnership of CWI Limited Partnership (the “Partnership”);
     4. a letter of certain factual representations of the Company dated June 6, 2008 (the “Certificate of Representations”); and
     5. the Registration Statement.
     In our examination of the foregoing documents, we have assumed that (i) all factual representations and statements in such documents are true and correct, (ii) each party who has executed or adopted, or will execute or adopt, the documents had, or will have, the proper authority and capacity, (iii) any documents that have been provided to us in draft form will be executed, adopted and/or filed without material modification, and (iv) the Company will operate in accordance with the method of operation described in its organizational documents, the Registration Statement and the Certificate of Representations.

     For purposes of rendering this opinion, we have also assumed (i) the accuracy of the factual representations contained in the Certificate of Representations and that each representation contained in the Certificate of Representations to the best of the Company’s knowledge is accurate and complete without regard to such qualification as to the best of the Company’s knowledge, (ii) that the Certificate of Representations has been executed by an appropriate and authorized officer of the Company, and (iii) the genuineness of the signature on the Certificate of Representations.
     Based on the foregoing and in reliance thereon, and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby state our opinion that (1) commencing with its taxable year ending December 31, 2008, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code, and its manner of operations will enable it to satisfy the requirements for qualification as a REIT for taxable years commencing with its taxable year ending December 31, 2008, and (2) the statements in the Registration Statement under the caption “United States Federal Income Tax Considerations,” to the extent they describe matters of federal income tax law or legal conclusions relating thereto, are correct in all material aspects. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.
     The Company’s qualification as a REIT will depend upon the continuing satisfaction by the Company and, given the Company’s current ownership in the Partnership, by the Partnership, of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether the Company or the Partnership actually will satisfy the various REIT qualification tests. We express no opinion as to the laws of any jurisdiction other than the Federal income tax laws of the United States of America to the extent specifically referred to herein.
     This opinion is furnished in connection with the transaction described herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Venable LLP in the Registration Statement under the captions “Legal Opinions” and “United States Federal Income Tax Considerations.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law.
Very truly yours,
/s/ Venable LLP